Exhibit 10.1
CANADA WEST
Corporate Finance Inc.

Via Email
Bryan Campbell

May 1, 2008

Re: Equipment Funding

Dear Bryan,

Further to our conversation of May 1, 2008 this letter will confirm our interest and intent to fund Well to Wire Energy Inc. for all equipment requirements regarding acquisitions from Coates International Ltd. Please be advised that Canada West Corporate Finance has agreed to fund Well to Wire Energy's production of 7,404 Electrical Generating Systems over the next five years at $150,000.00 per system.

We have received the business plan for Well to Wire and are excited to proceed with applications as they arise.

Canada West Corporate Finance in conjunction with Meek Development Corporation (MDC), has developed over the past 17 years numerous funding source relationships, allowing us to participate in large ongoing opportunities relating to equipment financing throughout North America.

Well to Wire Energy in conjunction with Coates International Ltd. has presented us with a very large funding task. This being said, we have now been working with your company for almost 4 years. During this time and throughout our relationship we have introduced your company to many of our funding representatives, all of which have reacted positively to your plan and financing requirements.

We look forward to our continued business relationship with Well to Wire and are confident of your future success.

Please feel free to call me at anytime if you have any questions or concerns.

Very best wishes,

/s/ Joe Shelle
Joe Shelle
President

Suite 302-12761 16th Avenue, Ocean Park, Surrey, B.C. Canada V4A 1N2
Telephone: (604) 531-3165 Toll Free: 1-888-531-3165 Fax: (604).531-3195 Website: www.cwcf.net
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